Exhibit 99.1

YOUNG BROADCASTING INC. ANNOUNCES 48.6% HIGHER OPERATING INCOME IN SECOND QUARTER

KRON-TV GENERATES SIGNIFICANTLY POSITIVE RESULTS

New York, NY, August 4, 2004 - Young Broadcasting Inc. (“YBI”) (NASDAQ-YBTVA) today announced stronger results for the second quarter and six months ended June 30, 2004. The Company’s net revenue in the second quarter grew 8.1% and operating income grew 48.6% compared to the same period last year.

YBI’s net revenue and operating income for the second quarter of 2004 were $58.3 million and $9.1 million, respectively. For the six months ended June 30, 2004, net revenues were $109.3 million and operating income was $8.7 million.

Station operating performance was $19.5 million in the second quarter as compared to $16.3 million in the prior year period. This represented a 20.1% increase year over year. For the six months ended June 30, 2004, station operating performance was $31.9 million compared to $25.6 in the prior year period, an increase of 24.3%. The Company defines station operating performance as operating income plus non-cash compensation to employees, corporate overhead, depreciation and amortization. (Please see the section below entitled “Use of Non-GAAP Financial Measures” for additional information regarding station operating performance.)

“The positive improvement in the overall economy and strong ratings growth in many of our key markets including San Francisco has resulted in a greater flow of advertising dollars to our Company, “Vincent Young, Chairman of Young Broadcasting stated. “We hope this trend continues but to further strengthen growth opportunities we are building new ad revenue programs for non-core advertisers to expand our client and revenue base for the future.”

Highlights for the Second Quarter are as follows:

•                  KRON-TV recorded its largest share of the total San Francisco television market revenue since the station became an independent on January 1, 2002.

•                  KRON-TV spot sales growth was 44% higher than the market spot sales growth in the second quarter.

•                  Local spot revenue in the second quarter increased 6.3% across the station group.

•                  KELO-TV in Sioux Falls, SD won the national Edward R. Murrow Award for spot news.

KRON-TV

The Company’s San Francisco independent television station, KRON-TV, performed significantly better in the second quarter of 2004 than the second quarter of 2003. Spot sales at KRON-TV grew 9.6% compared to the second quarter of 2003, while station operating expenses declined by 5.5% in the quarter. KRON-TV’s contribution to the Company’s station operating performance in the second quarter of 2004 was approximately 2.5 times its contribution in the prior year period.

“I am very pleased to be able to report results for KRON-TV that reflect the station’s steady progress,” said Vincent Young. “This trend supports our belief in KRON-TV’s significant value to the Company. We have seen KRON-TV grow its share of the market revenues and turn in year-on-year operating performance increases. We remain confident that the station is on track to add significant financial strength to the Company in the future.”

Guidance

Prediction of revenues is especially difficult in a political season. Nevertheless, the Company, with the most conservative view of political revenue, believes that net revenue will grow between 8% and 12% in the third quarter of 2004 compared to the same period in 2003. Operating expense growth is projected to be held to about 3%, thus resulting in a projected increase in station operating performance of between 18% and 21% for the third quarter. Full year revenue guidance continues to be difficult because of continued uncertainty about political and economic events. The Company, therefore, is not providing full year guidance at this time.

The Company operates stations in markets that have several very competitive political races. A close presidential election could result in significant unexpected revenues in battleground states such as Michigan, Wisconsin, Iowa and Tennessee. Competitive campaigns for the United States Senate in South Dakota, Illinois, and Louisiana may generate additional television spending on the Company’s stations. The outlook described above, however, is based on the low end of estimated political revenues.

Use of Non-GAAP Measures

Station operating performance is not a financial measure calculated in accordance with generally accepted accounting principles (GAAP) in the United States. The Company defines station operating performance as operating income, plus non-cash compensation to employees, corporate overhead, depreciation and amortization. The Company believes that station operating performance is useful information for investors because it enables them to assess the Company’s television stations’ performance in a manner similar to the method used by management and it provides a measure that can be used to analyze, value and compare companies in the television industry. A limitation of this measure, however, is that it excludes depreciation and amortization, which represent the periodic costs of capitalized tangible and intangible assets used in the Company’s business. It also excludes the cost of corporate overhead required to manage the group of stations owned by the Company and non-cash compensation of employees which represents the Company’s contribution of stock to the 401(k) plan offered to employees and the costs recognized from certain stock option transactions.

Station operating performance should not be regarded as an alternative to either operating income or net loss as an indicator of operating performance or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to the station operating performance financial measure. Reconciliations of historical presentations of station operating performance to operating income, its most directly comparable GAAP financial measure, are provided in the attachment to this release.

Second Quarter Conference Call

Young Broadcasting has scheduled a conference call for Wednesday, August 4, 2004 at 11:00 AM (ET) following the release of its second quarter earnings report.

You may participate in the conference call by dialing 1-888-552-9135 (Passcode: YOUNG, Leader: Vincent Young). This will enable you to listen to the presentation. At the end of the presentation you will have the opportunity to participate in a Q&A session with Vincent Young, CEO of Young Broadcasting Inc. and with James Morgan, the company’s CFO.

You may listen to a live webcast of the call by going to http://youngbroadcasting.com. The archive will be available for replay through September 4, 2004. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).  You may listen to a telephone replay of the entire call by dialing 1-888-568-0376 through August 9, 2004.

Young Broadcasting owns eleven television stations and the national television representation firm, Adam Young Inc.  Six stations are affiliated with the ABC Television Network (WKRN-TV – Nashville, TN, WTEN-TV – Albany, NY, WRIC-TV – Richmond, VA, WATE-TV – Knoxville, TN, WTVO-TV – Rockford, IL and WBAY-TV – Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV – Lansing, MI, KLFY-TV – Lafayette, LA and KELO-TV – Sioux Falls, SD) and one is affiliated with the NBC Television Network (KWQC-TV – Davenport, IA).  KRON-TV – San Francisco, CA is the largest independent station in the U.S. and the only independent VHF station in its market. The Company also operates separate UPN

Network stations using its digital broadcast facilities in Sioux Falls, South Dakota and Rockford, Illinois.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Commission Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2003, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Such risks and uncertainties include, among other things, the impact of changes in national and regional economies, pricing fluctuations in local and national advertising, volatility in programming costs and geopolitical factors.

Contact: Vincent Young, Chairman, James Morgan, Chief Financial Officer – 212-754-7070 or Don Ciaramella of The Lippin Group at 212-986-7080

YOUNG BROADCASTING INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2003	2004	2003	2004
	(dollars in thousands, except per share data)		(dollars in thousands, except per share data)

Net revenue	$101,177	$109,282	$53,939	$58,333
Operating expenses	82,572	87,621	41,262	42,869
Depreciation and amortization	13,310	12,913	6,584	6,412
Operating income	5,295	8,748	6,093	9,052

Interest expense, net	(31,917)	(32,857)	(15,897)	(15,871)
Non-cash change in market valuation of swaps	732	(1,277)	2,193	(2,538)
Loss on extinguishments of debt	—	(5,323)	—	—
Other (expenses) income, net	(131)	(157)	42	(207)
	(31,316)	(39,614)	(13,662)	(18,616)

Loss from continuing operations	(26,021)	(30,866)	(7,569)	(9,564)

Income from discontinued operations, net of taxes	2,190	—	2,190	—
Net loss	$(23,831)	$(30,866)	$(5,379)	$(9,564)

Net loss per common share - basic	$(1.21)	$(1.55)	$(0.27)	$(0.48)
Weighted average shares - basic	19,755,027	19,853,917	19,770,090	19,863,843

Other Financial Data:

Amortization of program license rights	$8,954	$9,253	$4,329	$4,492
Payments for program license liabilities	9,063	9,121	4,500	4,508
Capital expenditures	5,936	7,578	3,708	4,328

Reconciliation of Station Operating Performance to Operating Loss:

Operating income	5,295	8,748	6,093	9,052
Plus:
Non-cash compensation	603	586	289	274
Depreciation and amortization	13,310	12,913	6,584	6,412
Corporate overhead	6,428	9,618	3,290	3,793
Station Operating Performance	$25,636	$31,865	$16,256	$19,531